Exhibit 99.1

For Immediate Release:

Contact:	Curtis A. Sampson, Chairman & Interim CEO Edwin C. Freeman, CFO Telephone 952-996-1674

Communications Systems, Inc.
Reports on First Phase of Restructuring Plan

Minnetonka, MN – January 21, 2014- Communications Systems, Inc. (JCS) management is pleased to report on the progress in the implementation of its restructuring plan adopted in September 2013, and of other recent events.

CFO Edwin C. Freeman stated, “The cash position of the Company has substantially improved. Cash, cash equivalents, and investments have increased to approximately $31 million at December 31, 2013 (unaudited) from the $19 million reported at September 30, 2013. This is primarily due to collection of a significant amount of JDL’s receivables, largely associated with its South Florida education customers’ revenues of $18 million in the quarter ended September 30, 2013.”

Chairman & Interim CEO Curtis A. Sampson reported that:

•	The Company’s Suttle operations continue to improve. Recent bid awards and promising new product developments bode well for 2014 and beyond.
•	Transition Networks and its UK subsidiary, Patapsco, have stabilized and are now regaining momentum. The new management team has provided the direction necessary to set the course for a promising future. Transition Networks is closing its China engineering facility due to escalating costs and a change in product development priorities.
•	JDL is continuing to provide services to its two principal school accounts in 2014. JDL is also actively pursuing managed service accounts, a new business venture directed at diversifying the revenue base.

In summary Mr. Sampson said “CSI companies are all well positioned to take advantage of improving economic circumstances with great plans and great people in place.”

Cautionary Statement

From time to time, in press releases, in reports filed with the Securities and Exchange Commission, and in other communications to shareholders or the investing public, Communications Systems, Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans, or anticipated trends. Often these forward-looking statements are preceded by the words “believes,” “expects,” ”anticipates,” “intends,” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities, plans or trends after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems, Inc.

Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides the tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.